Exhibit 107
Filed Pursuant to Rule 424(b)(7)
Registration No. 333- 287359
Calculation of Filing Fee Tables
S-3
(Form Type)
Weave Communications, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities
CALCULATION OF REGISTRATION FEE

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	1	Equity	Common Stock, par value $0.00001 per share	457(r)	981,405	$9.48	$9,303,719.40	0.00015310	$1,424.40
Fees Previously Paid

Carry Forward Securities
			Total Offering Amounts:				$9,303,719.40		$1,424.40
			Total Fees Previously Paid:						$0.00
			Total Fee Offsets:						$0.00
			Net Fee Due:						$1,424.40
Offering Note
(1)In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), Weave Communications, Inc. (the “Registrant”) initially deferred payment of all of the registration fees for the registration statement on Form S-3ASR (File No. 333- 287359), filed on May 16, 2025 (the “Registration Statement”). This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Registration Fee” table in the Registration Statement. The prospectus to which this Exhibit is attached is a final prospectus supplement for the related offering. The maximum offering price per share was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Registrant’s common stock on the New York Stock Exchange on June 3, 2025.